Exhibit 10.2

TERM LOAN AGREEMENT

dated as of

December 11, 2019

among

BRUKER CORPORATION,
as a Borrower,

The Other Borrowers Party Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Lenders Party Hereto

6.01	Indebtedness

6.02	Liens

9.01	Address for Notices

EXHIBITS

A	Form of Assignment and Assumption Agreement

B-1	Form of Borrowing Request

B-2	Form of Interest Election Request

B-3	[Reserved]

C	[Reserved]

D	[Reserved]

E	List of Closing Documents

F-1	[Reserved]

F-2	[Reserved]

G	Form of Subsidiary Guaranty

H	Form of Compliance Certificate

I-1 to I-4	Forms of U.S. Tax Compliance Certificates

J	Notice of Loan Prepayment

This TERM LOAN AGREEMENT (this “Agreement”) is entered into as of December 11, 2019 among BRUKER CORPORATION, a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto as borrowers (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), the lenders from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01   Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Adjustments” has the meaning assigned to such term in Section 1.04(b).

“Adjusted Covenant Requirement” means, with respect to the making of any Restricted Payment, the Company shall not permit, at the time thereof and after giving effect thereto (on a Pro Forma Basis), the Leverage Ratio to be greater than a ratio equal to (x) the numerator of the maximum Leverage Ratio permitted under Section 6.10(a) minus (y) 0.25.

“Adjusted Leverage Ratio” has the meaning assigned to such term in Section 6.10(a).

“Adjustment” has the meaning assigned to such term in Section 2.14.

“Administrative Agent” means Bank of America (including its branches and affiliates), in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $300,000,000.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%.The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Term Facility represented by (i) on or prior to the Effective Date, such Lender’s Commitment at such time and (ii) thereafter, the outstanding principal amount of such Lender’s Term Loans at such time; provided that, in the case of Section 2.25 when a Defaulting Lender shall exist, “Applicable Percentage” shall be determined disregarding any Defaulting Lender’s Term Loans and/or Commitments at such time.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or any ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “ABR Spread”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Spread	ABR Spread
Category 1:	< 1.00 to 1.00	1.000%	0.100%
Category 2:	> 1.00 to 1.00 but < 1.75 to 1.00	1.125%	0.125%
Category 3:	> 1.75 to 1.00 but < 2.50 to 1.00	1.250%	0.250%
Category 4:	> 2.50 to 1.00	1.500%	0.500%

For purposes of the foregoing,

(i)       if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 4 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii)       adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)       notwithstanding the foregoing, (x) Category 3 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Company’s first full fiscal quarter ending after the Effective Date (unless such Financials demonstrate that Category 4 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs and (y) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.13(g).

“Approved Fund” has the meaning assigned to such term in Section 9.05.

“Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person.

“Arranger” means Bank of America, N.A. in its capacity as sole lead arranger and sole bookrunner.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) leasing services, (e) trade finance services, and (f) treasury management services (including, without limitation, deposit accounts, controlled disbursement, automated clearinghouse transactions, return items, returned check concentration, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or has become the subject of a Bail-In Action, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Designated Borrower.

“Borrower Materials” has the meaning specified in Section 5.01.

“Borrowing” means Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit B-1 or such other form as is reasonably satisfactory to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of such Borrower.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08 (without giving effect to any exceptions described in clauses (i) through (iv) of such Section 6.08).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any interest rate settings as to a Eurocurrency Loan, means any such day that is also a London Banking Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than any Laukien Family Member, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Company by any Person or group; (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (e) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Designated Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” means Bruker Corporation, a Delaware corporation.

“Competitor” means each of the Persons listed on Schedule 2.02 hereto and their subsidiaries.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation (including write down to net realizable value of demonstration equipment), (iv) amortization, (v) extraordinary non-cash losses incurred other than in the ordinary course of business, (vi) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of, or consultant to, the Company or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of the Company, (vii) (A) unrealized non-cash losses relating to any foreign currency hedging or currency fluctuations and (B) unrealized non-cash losses related to interest rate hedging, (viii) all other non-cash charges, non-cash expenses and non-cash losses of the Company or any Subsidiary that are not otherwise expressly excluded from the calculation of Consolidated EBITDA pursuant hereto (and excluding (A) any non-cash charge, non-cash expense and non-cash loss that represents an accrual or reserve for a cash expenditure to be made in a subsequent period and (B) minority interest expense), (ix) integration charges, severance charges, and restructuring charges resulting from Acquisitions, provided that (A) such charges shall be incurred within twelve (12) months of the related Acquisition and (B) the aggregate amount added to Consolidated Net Income pursuant to this clause (ix) and clause (x) below in any period shall not exceed fifteen percent (15%) of Consolidated EBITDA for such period (calculated prior to giving effect to this clause (ix) and such clause (x)), (x) other restructuring charges, other than those arising from an Acquisition, provided that such restructuring charges are incurred under a restructuring program approved by the Company’s senior management, provided that the aggregate amount added to Consolidated Net Income pursuant to clause (ix) above and this clause (x) in any period shall not exceed fifteen percent (15%) of Consolidated EBITDA for such period (calculated prior to giving effect to such clause (ix) and this clause (x)), minus, (xi) to the extent included in Consolidated Net Income, the sum of (A) interest income, (B) extraordinary gains realized other than in the ordinary course of business and (C) unrealized non-cash gains relating to any foreign currency hedging or currency fluctuations, and unrealized non-cash gains related to interest rate hedging, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Tangible Assets” means, at any time, (i) the aggregate amount of all assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP minus (ii) to the extent included in a determination pursuant to the foregoing clause (i), the aggregate amount of all assets which constitute “intangible assets” of the Company and its Subsidiaries determined in accordance with GAAP, including without limitation any “goodwill”.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, the result (a) of the sum of (i) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP (excluding the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to undrawn letters of credit outstanding or letters of credit under the Revolving Loan Documents that are cash collateralized in the manner specified therein) and (ii) Indebtedness of the type referred to in clause (i) hereof of another Person guaranteed by the Company or any of its Subsidiaries minus (b) the Unrestricted Cash Amount.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning assigned to such term in Section 9.19(b).

“Covered Party” has the meaning assigned to such term in Section 9.19(a).

“Credit Event” means a Borrowing.

“Credit Party” means the Administrative Agent or any other Lender.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), or (c) has become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.25) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company and each other Lender promptly following such determination.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Disqualified Institutions” means, on any date, (a) any Competitor and (b) any other Person that directly competes with the Company and its Subsidiaries in a principal line of business of the Company and its Subsidiaries, considered as a whole, which Person has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to a Platform) not less than five (5) Business Days prior to such date; provided that, in no event shall any update to the list of Disqualified Institutions apply retroactively to disqualify Persons that have previously acquired an assignment or a participating interest under this Agreement or that is a party to a pending trade; provided, further that, “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States.

“DQ List” has the meaning assigned to such term in Section 9.05(e)(iv).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.03). The Effective Date is December 11, 2019.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing. For the avoidance of any doubt, “Equity Interests” shall not include net investment Swap Agreements of the Company and its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means:

(a)       for any interest period with respect to any Credit Event: a Eurocurrency Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)       for any rate calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other Recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or branch profits taxes (i) imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any U.S. federal withholding tax resulting from any law in effect (including FATCA) on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 27, 2015, by and among the Company, the borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended.

“Existing Senior Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of January 18, 2012, between the Company and the purchasers named therein, pursuant to which the Existing Senior Notes were issued.

“Existing Senior Note Purchase Documents” means, collectively, (a) the Existing Senior Note Purchase Agreement, (b) the Existing Senior Notes, and (c) the other documents (including any Guarantees thereunder), instruments or agreement entered into in connection with any of the foregoing, in each case, as the same may be amended, modified, supplemented or replaced in accordance therewith and with this Agreement.

“Existing Senior Note Obligations” means all obligations and liabilities of the Company and its Subsidiaries under the Existing Senior Note Purchase Documents.

“Existing Senior Notes” means (i) those certain 4.31% Series 2012A senior notes due January 18, 2022 and (ii) those certain 4.46% Series 2012A senior notes due January 18, 2024, in each case issued pursuant to the Existing Senior Note Purchase Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated September 18, 2019, between the Company and Bank of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or Section 5.01(b).

“Foreign Lender” means any Lender that is resident or organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“FRBNY” means the Federal Reserve Bank of New York.

“Funding Indemnity Letter” means a funding indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, which may be in the form of the initial Borrowing Request.

“GAAP” means generally accepted accounting principles in the United States of America.

“German Subsidiary” means any Subsidiary that is organized under the laws of Germany.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Agreement between any Loan Party or any of its Subsidiaries and any Person that is (or that was on the date hereof) a Lender or an Affiliate of a Lender.

“Guaranteed Obligations” has the meaning assigned to such term in the Subsidiary Guaranty.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations (other than obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” shall mean any Subsidiary that (together with its Subsidiaries), as of the last day of the most recently completed fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or Section 5.01(b), the most recent financial statements referred to in Section 3.04(a)) and for the period of four consecutive fiscal quarters then ended (a) (i) contributed less than ten percent (10%) of the Company’s Consolidated EBITDA for such period and (ii) the consolidated total assets of which constituted less than ten percent (10%) of the Company’s Consolidated Total Assets as of such date, and (b) (i) taken together with all other Immaterial Subsidiaries as of such date, contributed less than ten percent (10%) of the Company’s Consolidated EBITDA for such period and (ii) the consolidated total assets of which, taken together with the consolidated total assets of all other Immaterial Subsidiaries as of such date, constituted less than ten percent (10%) of the Company’s Consolidated Total Assets as of such date.

“Incorporated Interest Coverage Ratio Provision” means each of the interest coverage ratio calculated in accordance with (a) Section 10.2 of the Existing Senior Note Purchase Agreement, (b) Section 10.2 of the Senior Note Purchase Agreement, and (c) any similar provision in any other debt securities of any Loan Party, in each case, as in effect on the Effective Date (or, if later, the date such interest coverage ratio is first incorporated pursuant to the terms hereof, in each case without giving effect to any waiver, supplement or other modification thereof that would have the effect of making any such Incorporated Interest Coverage Ratio Provision less restrictive on the Borrowers and their Subsidiaries, to the extent such waiver, supplement or other modification has not been consented to by the Required Lenders.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and intercompany charges of expenses (including expenses related to research and development and intellectual technology) and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in the foregoing, in connection with any Acquisition by the Company or any Subsidiary not prohibited hereunder (or any sale, transfer or other disposition by the Company or any Subsidiary permitted hereunder), the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof. The amount of Indebtedness of any Person for purposes of clause (f) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (i) Taxes that are imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document, other than Excluded Taxes and (ii) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.04(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.05(b).

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08 in the form attached hereto as Exhibit B-2 or such other form as is reasonably satisfactory to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of such Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect in its Borrowing Request or Interest Election Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Laukien Family Member” means any one or more of the following individuals: Frank Laukien, Dirk Laukien, Isolde Laukien and Joerg Laukien.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby.

“Leverage Ratio” has the meaning assigned to such term in Section 6.10(a).

“LIBOR” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning assigned to such term in Section 2.14(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Subsidiary Guaranty, the Fee Letter, any promissory notes executed and delivered pursuant to Section 2.10(e) and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” has the meaning assigned to such term in Regulation U issued by the Board.

“Material Acquisition” means any Acquisition by the Company or any Subsidiary that involves the payment of consideration by the Company and its Subsidiaries in excess of $100,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $100,000,000.

“Material Domestic Subsidiary” means, at any date of determination, each Domestic Subsidiary which (together with its Subsidiaries), as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or Section 5.01(b), the most recent financial statements referred to in Section 3.04(a)) and for the period of four consecutive fiscal quarters then ended (i) contributed greater than ten percent (10%) of the Company’s Consolidated EBITDA for such period, (ii) the consolidated total assets of which contributed greater than ten percent (10%) of the Company’s Consolidated Total Assets as of such date or (iii) is otherwise designated as a “Material Domestic Subsidiary” at such time pursuant to the proviso to this definition; provided that, if as of the last day of any fiscal quarter of the Company the aggregate amount of the Company’s Consolidated EBITDA or Company’s Consolidated Total Assets attributable to Domestic Subsidiaries (together with their respective Subsidiaries) that are not Material Domestic Subsidiaries exceed ten percent (10%) of the Company’s Consolidated EBITDA for any such period or ten percent (10%) of the Company’s Consolidated Total Assets as of such date, the Company (or, in the event the Company has failed to do so within ten days of the required date of delivery of financial statements for the applicable fiscal quarter or fiscal year pursuant to Section 5.01(a) or Section 5.01(b), the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Domestic Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries and each such Domestic Subsidiary (to the extent not already a Borrower or a Subsidiary Guarantor hereunder) shall comply with the requirements of Section 5.10 (to the extent required thereunder).

“Material Indebtedness” means any Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means, as of any date of determination, intellectual property of the Loan Parties and their Subsidiaries that as of such date is considered to be material to the conduct of the business of the Loan Parties and their Subsidiaries as conducted as of the date of determination or have a material financial value to the Loan Parties and their Subsidiaries, taken as a whole; provided, however, that any intellectual property that would otherwise be considered Material Intellectual Property, which is developed or acquired by a Loan Party or its Subsidiaries after the Effective Date, shall be considered to be Material Intellectual Property as of the date of determination described above.

“Maturity Date” means the earlier to occur of (a) December 11, 2026, and if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day and (b) the date that all Loans and other Obligations shall become due and payable pursuant to Article VII.

“Maximum Rate” has the meaning assigned to such term in Section 9.15.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.03(d).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Banking Services Agreement or Guaranteed Hedge Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any instruments at any time evidencing any thereof; provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originators” means the Company and/or any of its Domestic Subsidiaries that are Wholly-Owned Subsidiaries in their respective capacities as parties to any documents related to any Receivables Facility, as sellers or transferors of any Receivables and related security in connection with a Permitted Receivables Transfer.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)               Liens imposed by law for taxes, assessments or other governmental charges or levies that are (i) not yet due or are being contested in compliance with Section 5.04, (ii) not yet delinquent for a period of more than 30 days, or (iii) for property taxes on property that the Company or any Subsidiary has determined to abandon if the sole recourse for such property tax is to such property;

(b)               landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, craftsmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days (or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien) or are being contested in compliance with Section 5.04;

(c)               pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)               deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)                easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Securitization Indebtedness” means non-recourse Indebtedness of an SPV and secured by Receivables pledged or otherwise acquired in connection with a Permitted Receivables Transfer pursuant to a Receivables Facility.

“Permitted Receivables Transfer” means (i) a sale or other transfer by an Originator to an SPV of Receivables for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (ii) a sale, pledge or other transfer by an SPV to (a) purchasers of or other investors in such Receivables and related security or (b) any other Person (including an SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred (including a pledge thereof) such Receivables and related security, in the case of either clause (i) or (ii) above pursuant to and in accordance with the terms of any Receivables Facility; provided that the financing terms, covenants, termination events and other provisions of any such Receivables Facility shall be market terms at the time that such transaction is consummated.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system.

“Pro Forma Basis” means, with respect to any event and subject to Section 1.04(b), that the Company is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01.

“Proposed Change” has the meaning assigned to such term in Section 9.03(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 5.01.

“QFC Credit Support” has the meaning assigned to such term in Section 9.18(a).

“Receivables” shall mean, with respect to any Person, all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of goods or services by such Person or any of them, which shall include any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of such Person in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations, (d) all records and (e) all proceeds of the foregoing.

“Receivables Facility” shall mean any agreement of any Person providing for sales, transfers or conveyances of Receivables of such Person purporting to be sales (and considered sales under applicable law) that do not provide, directly or indirectly, for recourse against the seller of such Receivables (or against any of such seller’s Affiliates) by way of a guaranty or any other support arrangement, with respect to the amount of such Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any other recipient of any payment to be made by or on account of the obligation of any Loan Party hereunder.

“Register” has the meaning set forth in Section 9.05.

“Regulation” has the meaning assigned to such term in Section 3.01.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the FRBNY, or a committee officially endorsed or convened by the Board and/or the FRBNY or any successor thereof for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Removal Effective Date” has the meaning assigned to such term in Section 8.07(b).

“Required Lenders” means, subject to Section 2.25, at any time, Lenders having Term Loan Exposures representing more than 50% of the sum of the total Term Loan Exposures at such time.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.07(a).

“Responsible Officer” means (i) the chief executive officer, president, or Financial Officer of a Loan Party, (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and (iii) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Revolving Loan Agreement” means the Credit Agreement dated as of the date hereof among the Company, the other borrowers from time to time party thereto, the lenders from time to time party thereto, and Bank of America, as administrative agent.

“Revolving Loan Documents” means the “Loan Documents” under and as defined in the Revolving Loan Agreement.

“Revolving Loan Obligations” means all “Obligations” under and as defined in the Revolving Loan Agreement.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, any European Union member state, the Monetary Authority of Singapore, the Hong Kong Monetary Authority, or Switzerland (administered by SECO and/or the Swiss Directorate of Public International Law) including OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury of the United Kingdom’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the Monetary Authority of Singapore, the Hong Kong Monetary Authority, Switzerland and/or the Swiss Directorate of Public International Law.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(c)(ii).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Senior Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of December 11, 2019, between the Company and the purchasers named therein, pursuant to which the Senior Notes were issued.

“Senior Note Purchase Documents” means, collectively, (a) the Senior Note Purchase Agreement, (b) the Senior Notes, and (c) the other documents (including any Guarantees thereunder), instruments or agreement entered into in connection with any of the foregoing, in each case, as the same may be amended, modified, supplemented or replaced in accordance therewith and with this Agreement.

“Senior Note Obligations” means all obligations and liabilities of the Company and its Subsidiaries under the Senior Note Purchase Documents.

“Senior Notes” means those certain 1.01% Senior Notes due December 11, 2029 issued pursuant to the Senior Note Purchase Agreement.

“SOFR” means with respect to any day means the secured overnight financing rate published for such day by the FRBNY, as the administrator of the benchmark (or a successor administrator) on the FRBNY’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Solvent” means, in reference to any Borrower, (i) the fair value of the assets of such Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“SPV” means any Wholly-Owned Subsidiary of the Company (formed solely for the purposes of engaging in a Receivables Facility with an Originator and to which such Originator transfers accounts receivable and related security) which engages in no activities other than in connection with the financing of accounts receivable contributed by such Originator to such Wholly-Owned Subsidiary, security relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Company, or a committee thereof (in each case, as provided below), as a SPV and:

(a)              no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Wholly-Owned Subsidiary:

(i)       is guaranteed by any Borrower or any Subsidiary;

(ii)      is recourse to or obligates any Borrower or any Subsidiary in any way, other than such limited recourse to such SPV or the applicable Originator as is reasonable given market standards for transactions of a similar type; or

(iii)     subjects any property or asset of any Borrower or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than such limited recourse to such SPV or the applicable Originator as is reasonable given market standards for transactions of a similar type;

(b)                with which neither any Borrower nor any Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Loan Parties; and

(c)                to which neither the Company nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of directors of the Company (or any committee thereof) will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the board of directors of Company (or any committee thereof) giving effect to such designation and a certificate of a Responsible Officer of the Company certifying that such designation complied with the foregoing conditions.

“Stated Ratio” has the meaning assigned to such term in Section 6.10(a).

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company, or, as applicable, any other Loan Party, as specified herein.

“Subsidiary Guarantor” means each Material Domestic Subsidiary (other than any SPV). The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means collectively (a) that certain Guaranty dated as of the Effective Date in the form of Exhibit G (including any and all supplements thereto) and executed by each Subsidiary Guarantor party thereto, and, (b) each other guaranty agreement (in form and substance reasonably acceptable to the Administrative Agent) with respect to the Obligations furnished by a Subsidiary Guarantor, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Supported QFC” has the meaning assigned to such term in Section 9.18(a).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, foreign exchange, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swiss Federal Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz vom 13. Oktober 1965 über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Swiss Subsidiary” means a Subsidiary incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Federal Withholding Tax Act.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, addition to tax or penalties applicable thereto.

“Term Facility” means, at any time, (a) on or prior to the Effective Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.

“Term Loan” means a Loan made pursuant to Section 2.01.

“Term Loan Amortization Amount” means, at any applicable time, an amount equal to the product of (a) the aggregate principal amount of the Term Facility on the Effective Date times (b) (i) at any time prior to the second anniversary of the Effective Date, 0%, (ii) from and after the second anniversary of the Effective Date, but prior to the third anniversary of the Effective Date, 0.25% and (iii) at any time thereafter, 1.25%.

“Term Loan Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Term Loans.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the “Administrative Agent”) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Trade Date” has the meaning assigned to such term in Section 9.05.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof.

“Treasury Stock” means capital stock of the Company that is owned by the Company and held in treasury.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Alternate Base Rate.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means cash and cash equivalents of the Company and its Subsidiaries that (i) does not appear as “restricted” on a consolidated balance sheet of the Company or any of its Subsidiaries and (ii) is not otherwise subject to any Lien, except in favor of the Administrative Agent pursuant to any Loan Document to secure the Obligations.

“Unrestricted Cash Amount” shall mean, on any date of determination, the lesser of (a) Unrestricted Cash in an amount equal to $100,000,000 and (b) the aggregate sum of Unrestricted Cash, in each case, of the Borrowers and the Subsidiary Guarantors maintained in an account with a Lender.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.18(a).

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(e).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means as applicable and as the context may require, the Company and/or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02   Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan” or, a “Eurocurrency Term Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing” or, a “Eurocurrency Term Loan Borrowing”).

SECTION 1.03   Terms Generally.

(a)                The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.04   Accounting Terms; GAAP; Pro Forma Calculations.

(a)                Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding the effectiveness of any changes in GAAP from time to time (including changes described in Accounting Standard Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect), any lease that would be characterized as an operating lease under GAAP in effect immediately prior to such change (whether such lease is entered into before or after the Effective Date) shall not constitute a Capital Lease under this Agreement or any other Loan Document as a result of such changes in GAAP unless otherwise agreed to in writing by the Company and the Required Lenders. In furtherance of the foregoing, notwithstanding any other provision contained herein, each financial covenant, ratio, accounting definition or requirement used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to the adoption of Accounting Standards Codification 842; provided that all financial statements delivered pursuant to this Agreement shall, if applicable and solely to the extent reasonably requested by the Administrative Agent, be accompanied by a schedule showing any adjustments necessary to reconcile such financial statements with GAAP prior to the adoption of Accounting Standards Codification 842, with respect to such lease liabilities.

(b)                All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such Material Acquisition or Material Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act.

SECTION 1.05   Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.06   Eurocurrency Rate. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

SECTION 1.07   Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, VIII and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined in good faith by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined in good faith by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

SECTION 1.08   [Reserved].

SECTION 1.09   Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

The Credits

SECTION 2.01   Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single Loan to the Borrowers, in Dollars, on the Effective Date in an amount not to exceed such Lender’s Commitment. The Borrowing shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Commitments. Borrowings repaid or prepaid may not be reborrowed. Term Loans may be ABR Loans or Eurocurrency Loans, as further provided herein; provided, however, any Borrowing made on the Effective Date or any of the three (3) Business Days following the Effective Date shall be made at the Alternate Base Rate unless the Borrowers deliver a Funding Indemnity Letter not less than three (3) Business Days prior to the Effective Date.

SECTION 2.02   Loans and Borrowings.

(a)                The Term Loans shall be made as part of a single Borrowing made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required.

(b)                Subject to Section 2.14, the Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.14, Section 2.15, Section 2.16 and Section 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. Each ABR Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurocurrency Borrowings outstanding.

(d)                Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e)                Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.

SECTION 2.03   Requests for Borrowings. To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, or (b) by telephone; provided that any such telephonic notice shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower. Each such Borrowing Request must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of Eurocurrency Loans and (ii) on the requested date of any Borrowing of ABR Loans. Each such telephonic notice and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)        the name of the Borrower requesting such Borrowing;

(ii)       the aggregate principal amount of the requested Borrowing;

(iii)      the date of such Borrowing, which shall be a Business Day;

(iv)      whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)       in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)      the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

SECTION 2.04   [Reserved].

SECTION 2.05   [Reserved].

SECTION 2.06   [Reserved].

SECTION 2.07   Funding of Borrowings.

(a)                Each Lender shall make its Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds at the Administrative Agent’s Office by 1:00 p.m. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of such Borrower maintained with the Administrative Agent and designated by such Borrower in the applicable Borrowing Request, or (y) by wire transfer of such funds in accordance with instructions provided (and reasonably acceptable) to the Administrative Agent by such Borrower in the applicable Borrowing Request.

(b)                Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand in Same Day Funds such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)                If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Event set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.08   Interest Elections.

(a)                Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election by (1) telephone or (2) an irrevocable written notice via an Interest Election Request signed by such Borrower, or the Company on its behalf; provided that any such telephonic notice shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request signed by such Borrower, or the Company on its behalf. Each such Interest Election Request must be received by the Administrative Agent not later than by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).

(c)                Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)       the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)             whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)              if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09   Termination and Reduction of Commitments. The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the Effective Date upon funding of the Term Loans.

SECTION 2.10   Repayment of Loans; Evidence of Debt.

(a)                On the last Business Day of each March, June, September and December, the Borrowers shall repay the outstanding amount of the Term Loans in installments equal to the Term Loan Amortization Amount (after giving effect to the application of prepayments of Term Loans in accordance with the terms of this Agreement) (unless accelerated sooner pursuant to Section 7.01); provided that (i) the final principal repayment installment of such Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date and (ii) (A) if any principal repayment installment to be made by the Borrowers (other than principal repayment on Eurocurrency Rate Loans) shall come due on a day other than a Business Day, such principal repayment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Borrowers on a Eurocurrency Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal installment shall be due on the immediately preceding Business Day.

(b)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e)                Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11   Prepayment of Loans. Each Borrower shall have the right at any time and from time to time to prepay Term Loans in whole or in part, in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall deliver to the Administrative Agent of a Notice of Loan Prepayment of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Types of Loans to be prepaid and the principal amount of each Borrowing or portion thereof to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Periods of such Loans; provided that a notice of prepayment delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11 shall be applied to the principal repayment installments thereof in inverse order of maturity. Subject to Section 2.25, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term Facility. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12   Fees.

(a)                The Company shall pay to the parties entitled thereto for their own respective account, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)                The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(c)                All fees payable hereunder shall be paid on the dates due, in Dollars and Same Day Funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall be fully earned when paid and shall not be refundable under any circumstances.

SECTION 2.13   Interest.

(a)                The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                The Loans comprising each Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)                Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon and at such other times as specified herein; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgement, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e)                All computations of fees and interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate (including the Alternate Base Rate determined by reference to the Eurocurrency Rate) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is repaid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18, bear interest for one day. The applicable interest rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)                 [Reserved].

(g)                If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on written demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and/or fees that should have been paid for such period over the amount of interest and/or fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.12(b) or Section 2.13(b) or under Article VII. The Company’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other Obligations hereunder.

(h)                [Reserved].

SECTION 2.14   Illegality; Inability to Determine Rates.

(a)                Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on written notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Company in writing that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(b)                Inability to Determine Rates. If in connection with any request for a Eurocurrency Loan or a conversion to or continuation thereof, (a) (i) the Administrative Agent determines that Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurocurrency Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan or in connection with an existing or proposed ABR Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent determines that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Loan, the Administrative Agent will promptly so notify the Company and each Lender in writing. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended, (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Alternate Base Rate, the utilization of the Eurocurrency Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such written notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein. Each Lender agrees to use commercially reasonable efforts to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender or subject such Lender to any unreimbursed costs or expense.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this Section 2.14(b), the Administrative Agent, in consultation with the Company and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

(c)                Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i)                 adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)               the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)             syndicated loans currently being executed, or that include language similar to that contained in this Section 2.14, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 2.14 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Alternate Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall (i) promptly notify the Borrowers in writing of such LIBOR Successor Rate Conforming Changes upon the effectiveness thereof and (ii) post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.15   Increased Costs.

(a)                If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement, other than as set forth below);

(ii)               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)             subject any Recipient of any payments hereunder to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (b) of the definition of Excluded Taxes (including changes in the rate or basis of the imposition thereof) and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Person of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to such Person such additional amount or amounts as determined by such Person in good faith as will compensate such Person for such additional costs incurred or reduction suffered; provided, however, that it is generally the practice of such Person to charge similarly situated borrowers for such amounts under comparable provisions of other financing agreements.

(b)                If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender, as the case may be, such additional amount or amounts as calculated by such Person in good faith as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided, however, that it is generally the practice of such Person to charge similarly situated borrowers for such amounts under comparable provisions of other financing agreements.

(c)                A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other applicable Borrowers to pay, such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                Each applicable Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

(f)                 Notwithstanding the foregoing, the rights of any Lender to receive compensation from any Borrower pursuant to this Section 2.15 shall only be available to the extent that such compensation is reasonably requested by such Lender and not invoked in an arbitrary or capricious manner.

SECTION 2.16   Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17   Taxes.

(a)                Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if any Indemnified Taxes or Other Taxes are required to be deducted or withheld from such payments under applicable law (as determined in the good faith discretion of the applicable Withholding Agent), then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the relevant Withholding Agent shall make such deductions or withholding and (iii) the relevant Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)                In addition, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c)                The Loan Parties shall indemnify the applicable Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by such Recipient or required to be withheld or deducted from any payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                (i) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. Each Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such documentation reasonably requested by the Company or the Administrative Agent as will enable the Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Without limiting the generality of the foregoing, in the event that the Borrower is the Company:

(A)             any Lender that is not a Foreign Lender shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)               in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)               to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; and

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form reasonably requested by the Company or the Administrative Agent as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be reasonably requested by the Company or the Administrative Agent to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f)                 If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that each Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this paragraph (f) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(g)                [Reserved.]

(h)                [Reserved.]

(i)                 Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement (including any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(i) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(j)                 [Reserved.]

(k)                If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(k), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.18   Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.14(b), Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon on the date when due, in Same Day Funds, free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Except as otherwise set forth herein, all such payments shall be made in Dollars to the Administrative Agent at the Administrative Agent’s Office and except that payments pursuant to Section 2.14(b), Section 2.16, Section 2.17 and Section 9.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments in the same form received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Subject to the terms and conditions hereof, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)                If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans held by it resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans of other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing to them; provided that (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (y) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)                Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand in Same Day Funds the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e)                If any Lender shall fail to make any payment to the Administrative Agent required to be made by it pursuant to Section 2.07(b), Section 2.18(d), Section 9.04(c) or any other provision of this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19   Mitigation Obligations; Replacement of Lenders.

(a)                If any Lender requests compensation under Section 2.14(b), or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14(b) or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                If (i) any Lender requests compensation under Section 2.14(b), (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14(b) or Section 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14(b) or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified by Section 9.05(b), and (v) such assignment does not conflict with applicable laws. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20   [Reserved].

SECTION 2.21   [Reserved].

SECTION 2.22   [Reserved].

SECTION 2.23   [Reserved].

SECTION 2.24   Senior Debt. The Company hereby designates all Obligations now or hereinafter incurred or otherwise outstanding, and agrees that the Obligations shall at all times constitute, senior indebtedness and designated senior indebtedness, or terms of similar import, which are entitled to the benefits of the subordination provisions of all Subordinated Indebtedness.

SECTION 2.25   Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                [Reserved];

(b)                the Term Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.03); provided, that, except as otherwise provided in Section 9.03, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)                [Reserved];

(d)                [Reserved]; and

(e)                Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the initial Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.25(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that the Administrative Agent and the Company each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto in writing, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will cease to be a Defaulting Lender and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01   Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, except where the failure to so be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, noting whether such Subsidiary is a Material Domestic Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or any Subsidiary free and clear of all Liens (other than Liens permitted by Section 6.02). Except as set forth on Schedule 3.01, there are no outstanding commitments or other obligations of the Company or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company or any Subsidiary.

SECTION 3.02   Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03   Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or (except as set forth on Schedule 3.03) any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not contravene the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (c) will not (x) violate any order of any Governmental Authority or (y) violate in any material respect any applicable law or regulation, (d) will not violate in any material respect or result in a material default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment (other than payments contemplated by the Loan Documents) to be made by the Company or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (except as otherwise provided herein).

SECTION 3.04   Financial Condition; No Material Adverse Change.

(a)                The Company has heretofore furnished or otherwise made available to the Lenders its consolidated balance sheet and related statements of income and comprehensive income (loss), redeemable noncontrolling interest and shareholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2018 reported on by Pricewaterhouse Coopers L.L.P., independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2019, June 30, 2019 and September 30, 2019. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)                Since December 31, 2018, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05   Properties.

(a)                Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens permitted by Section 6.02.

(b)                Each of the Company and its Subsidiaries owns, or is licensed to use or has a right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06   Litigation and Environmental Matters.

(a)                Except as disclosed prior to the Effective Date on the Company’s public filings on Forms 10-K, 10-Q and 8-K, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened in writing against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions. There are no labor controversies pending against or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.

(b)                Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)                Neither the Company nor any Subsidiary is subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.

SECTION 3.07   Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in any case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08   Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09   Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10   ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No Borrower is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

SECTION 3.11   Disclosure. The reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or filed with the SEC) when taken as a whole and when taken together with the Company’s filings with the SEC prior to the date hereof contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (a) with respect to forecasts or projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that such forecasts and projections may vary from actual results and such variances may be material) and (b) no representation is made with respect to general economic or industry data.

SECTION 3.12   Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13   Liens. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14   No Default. Each Borrower is in full compliance with this Agreement and no Default or Event of Default has occurred and is continuing.

SECTION 3.15   No Burdensome Restrictions. On the date hereof, no Borrower is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.08.

SECTION 3.16   Solvency.

(a)                Immediately after the consummation of the Transactions to occur on the Effective Date, the Company and its Subsidiaries, taken as a whole, are Solvent.

(b)                Neither the Company nor any of its Subsidiaries intend to, and the Company does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.17   Anti-Corruption Laws and Sanctions. The Company and its Subsidiaries (a) have conducted their businesses in compliance in all material respects with all Anti-Corruption Laws and (b) have implemented and maintain in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees, agents, affiliates or representatives thereof with Anti-Corruption Laws and applicable Sanctions. The Company and its Subsidiaries and, to the knowledge of the Company their respective officers, employees, directors, agents, affiliates or representatives thereof, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not engaged in any activity that could reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers, employees, agents, affiliates or representatives thereof is an individual or entity that is, or is owned or controlled by any individual or entity that is a Sanctioned Person.

SECTION 3.18   [Reserved].

SECTION 3.19   EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.20   Covered Party. No Loan Party is a Covered Party.

SECTION 3.21   Beneficial Ownership Certification. As of the Effective Date, the information included in any Beneficial Ownership Certification delivered by or on behalf of the Borrowers is true and correct in all respects.

ARTICLE IV

Conditions

SECTION 4.01   Effective Date. The obligations of the Lenders to make Term Loans on the Effective Date shall not become effective until each of the following conditions is satisfied (or waived in accordance with Section 9.03):

(a)                The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each initial Subsidiary Guarantor either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such Subsidiary Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Subsidiary Guaranty) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guaranty.

(b)                The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Nixon Peabody LLP, special counsel for the Loan Parties covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsels to deliver such opinions.

(c)                The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(d)                The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Company, certifying (i) that the conditions set forth in paragraphs (k) and (l) of Section 4.01 have been satisfied and (ii) that since December 31, 2018 there has been no event or condition (including any action, suit, investigation or proceeding pending or, to the knowledge of a Responsible Officer of the Company, threatened in writing) that has had or could be reasonably expected to have a Material Adverse Effect.

(e)                The Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Agreement and all commitments to extend credit under the Existing Credit Agreement shall have been terminated and all amounts outstanding or payable thereunder shall have been repaid in full.

(f)                 The Administrative Agent, the Lenders and the Arranger shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(g)                The Lenders shall have completed a due diligence investigation of the Loan Parties and their respective Subsidiaries in scope, and with results, satisfactory to the Lenders, with respect to Anti-Corruption Laws and “know your customer” due diligence. The Loan Parties shall have provided to the Administrative Agent and the Lenders, at least three (3) business days prior to the Effective Date, the documentation and other information requested by the Administrative Agent and the Lenders in order to comply with applicable law, including without limitation, the Patriot Act, in each case, requested in writing by the Administrative Agent on behalf of the Lenders at least ten (10) days prior to the Effective Date.

(h)                At least five (5) days prior to the Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(i)                 The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

(j)                 The Revolving Loan Documents shall have been duly executed by each of the parties thereto, and the commitments of the Lenders thereunder shall be effective.

(k)                The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (or in all respects if qualified by material adverse change or other materiality qualifier) on the Effective Date.

(l)                 No Default or Event of Default shall have occurred and be continuing.

(m)              The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrowers covenant and agree with the Lenders that:

SECTION 5.01   Financial Statements and Other Information. The Company will furnish to the Administrative Agent for distribution to each Lender:

(a)                within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of income and comprehensive income (loss), redeemable noncontrolling interest and shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Pricewaterhouse Coopers L.L.P. or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and unaudited related statements of income and comprehensive income (loss), redeemable noncontrolling interest and shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers (which certification shall be satisfied by the certification provided in Exhibit 31.2 to the Company’s applicable Quarterly Report on Form 10-Q) as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company, substantially in the form of Exhibit H, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10, (iii) (A) certifying that there has been no change to the list of Material Domestic Subsidiaries since the Effective Date or since the date of the most recently delivered certificate pursuant to this Section 5.01(c), as applicable, or (B) setting forth all Material Domestic Subsidiaries and the Consolidated EBITDA and Consolidated Total Assets attributable to such Material Domestic Subsidiaries and (iv) stating whether, to the knowledge of such Financial Officer, any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                as soon as available, but in any event not more than ninety (90) days following the beginning of each fiscal year of the Company, a copy of the plan and forecast of the Company for the upcoming fiscal year in form as presented to the Board of Directors of the Company;

(e)                promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(f)                 promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided that the Company will not be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Company or any of its Subsidiaries or any of their respective customers or suppliers (in each case, unless an Event of Default has occurred and is continuing, provided that, in such case, such information shall be available to the Administrative Agent on behalf of the Lenders (or to any Lender to the extent such visit or inspection is coordinated through the Administrative Agent, provided that, in connection with such information, each such Lender shall be subject to customary “clean-room” restrictions that are reasonably satisfactory to each of the Administrative Agent and the Company)), (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by the Company or any Subsidiary (other than to any Affiliate), provided, further, that in the event that information is withheld in reliance on this provision, the Company shall (x) in the case of any confidentiality obligation, use commercially reasonable efforts to obtain waivers of such confidentiality obligations or eliminate any such restriction or communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and (y) notify the Administrative Agent to the extent the Company and its Subsidiaries are not providing otherwise requested information.

Documents required to be delivered pursuant to Section 5.01(a), (b) and (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents on the SEC’s website at www.sec.gov or on the Company’s website at the address communicated to the Administrative Agent and the Lenders in accordance with Section 9.01 or (ii) on which similar website, if any, to which the Administrative Agent and each Lender has access (whether a commercial, third-party website or whether a website sponsored by the Administrative Agent), provided that (A) the Company shall have notified (which notice may be by facsimile or electronic mail and shall be given in accordance with Section 9.01) the Administrative Agent of the posting of any such documents and (B) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Company.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02   Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                the occurrence of any Default;

(b)                the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against, or to the knowledge of a Responsible Officer, affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)                any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03   Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its (a) legal existence and (b) the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; except, in the case of clause (b), to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04   Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05   Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain in all material respects all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06   Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, keep proper books of record and account from which financial statements may be prepared in accordance with GAAP and, in any event, consistent with the Company’s (or such Subsidiary’s, as the case may be) past practice or changes in such practice necessary to meet the requirements of GAAP. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon at least three (3) Business Days’ prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Lenders (or a Lender to the extent such visit or inspection is coordinated through the Administrative Agent) may exercise the rights under this Section 5.06, (b) the Administrative Agent and the Lenders, collectively, shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Company’s expense absent the existence of an Event of Default and (c) the Person exercising such rights shall attempt not to exercise such rights during the first thirty (30) days of any of the Company’s fiscal quarters. Notwithstanding anything to the contrary in this Section 5.06 or any other Loan Document, none of the Company or any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information (in each case, unless an Event of Default has occurred and is continuing, provided that, in such case, such information shall be available to the Administrative Agent on behalf of the Lenders (or to any Lender to the extent such visit or inspection is coordinated through the Administrative Agent, provided that, in connection with such information, each such Lender shall be subject to customary “clean-room” restrictions that are reasonably satisfactory to each of the Administrative Agent and the Company)), (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any law or any binding contractual agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that that in the event that any information is not provided in reliance on this provision, the Company shall provide notice to the Administrative Agent that such information is being withheld and the Company shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable agreement or risk waiver of such privilege.

SECTION 5.07   Compliance with Laws and Material Contractual Obligations. The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in the case of (i) and (ii), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will conduct its businesses in compliance in all material respects with Anti-Corruption Laws and will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08   [Reserved].

SECTION 5.09   Use of Proceeds. The proceeds of the Loans will be used only to pay Indebtedness outstanding under the Existing Credit Agreement, to finance the working capital needs and for general corporate purposes, of the Company and its Subsidiaries in the ordinary course of business, including Acquisitions not prohibited by the terms of this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Borrower will request any Borrowing, and no Borrower shall use, and the Company shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.10   Subsidiary Guaranty. As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Company or the Administrative Agent as, a Material Domestic Subsidiary (including, without limitation, upon the formation of any Subsidiary that is a Division Successor), the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Material Domestic Subsidiary (to the extent such Subsidiary is not already a Borrower or a Subsidiary Guarantor) to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of thereof, such joinder to the Subsidiary Guaranty to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel; provided, however, that, notwithstanding the foregoing (or any limitation set forth in the definition of “Subsidiary Guarantor”, the Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower, an additional or co-borrower, guarantor or otherwise, for or in respect of any Indebtedness under the Existing Senior Notes, the Senior Notes or any other Material Indebtedness (other than any SPV with respect to any Permitted Securitization Indebtedness) to concurrently therewith to become a Subsidiary Guarantor hereunder, provided, further, that notwithstanding anything contained in this Section 5.10 to the contrary, the Company shall be under no obligation to (but may in its sole discretion) require any Foreign Subsidiary to become a Subsidiary Guarantor in respect of this Agreement and the Loan Documents to the extent (x) such Foreign Subsidiary’s obligations under all Material Indebtedness consist solely of direct borrowings solely to such Foreign Subsidiary (a “Foreign Borrowing”) or guaranties of a Foreign Borrowing by another Foreign Subsidiary (a “Foreign Guarantee”) and (y) such Foreign Subsidiary does not guarantee or otherwise become liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of Indebtedness of the Company or any Domestic Subsidiary under any Material Indebtedness. Notwithstanding the foregoing to the contrary, to the extent that the Administrative Agent and the Company reasonably agree that the cost or other consequences (including tax consequences) of providing a Guarantee of the Obligations by a Subsidiary is likely to be excessive in relation to the value to be afforded thereby, such Subsidiary shall not be required to Guarantee the Obligations.

SECTION 5.11   KYC/Beneficial Ownership. Promptly following any written request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrowers covenant and agree with the Lenders that:

SECTION 6.01   Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                the Obligations and any other Indebtedness created under the Loan Documents;

(b)                Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(c)                Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary (provided that any such Indebtedness in an aggregate amount in excess of an amount equal to Five Million Dollars ($5,000,000) of any Loan Party owing to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent);

(d)                Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary (provided that any such Guarantee provided by a Loan Party shall be made only to the extent that such Loan Party is otherwise permitted to incur such Indebtedness directly) pursuant to the other provisions of this Section 6.01, provided that any such Indebtedness of any Subsidiary or any such Guarantee of any Subsidiary that is not a Loan Party shall be made pursuant to the other provisions of this Section 6.01;

(e)                Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (including any replacement thereof, and additions and accessions to such asset and the proceeds and products thereof (and any customary security deposits made in connection therewith)) prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;

(f)                 Indebtedness of the Company or any Subsidiary as an account party in respect of letters of credit (other than Letters of Credit issued under this Agreement) or bankers’ acceptances or similar instruments in an aggregate principal amount not to exceed $300,000,000 at any time;

(g)                Indebtedness of any Subsidiary that is not a Loan Party and Indebtedness of the Company or any Subsidiary secured by a Lien on any asset of the Company or any Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (g) shall not exceed, at the time of the incurrence thereof, 10% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a));

(h)                unsecured Indebtedness of any Loan Party in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; provided that no such Dollar limitation shall apply so long as at the time of the incurrence thereof and after giving effect thereto (on a Pro Forma Basis) (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Company shall be in compliance with the financial covenants set forth in Section 6.10;

(i)                 Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(j)                 Indebtedness of the Company or any Subsidiary (including obligations in respect of letters of credit for the benefit of the issuer thereof) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(k)                Indebtedness in respect of Swap Agreements permitted by Section 6.05;

(l)                 Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days after its incurrence;

(m)              Indebtedness representing deferred compensation to employees of the Company or any Subsidiary incurred in the ordinary course of business;

(n)                Indebtedness consisting of promissory notes issued by the Company or any Subsidiary to current or former officers, directors or employees or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests (or any option, warrant or other right to acquire any Equity Interests) permitted by Section 6.07;

(o)                customer deposits and advance payments received by the Company or any Subsidiary in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(p)                Indebtedness of the Company or any Subsidiary consisting of (A) Indebtedness owed to any insurance provider for the financing of insurance premiums so long as such Indebtedness shall not be in excess of the amount of such premiums, and shall be incurred only to defer the cost of such premiums, for the annual period in which such Indebtedness is incurred or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business; and

(q)                Indebtedness of any Person that becomes a Subsidiary after the date hereof or is merged with and into the Company or any Subsidiary, provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary or is merged with and into the Company or such Subsidiary, as the case may be, and is not created in contemplation of such Person becoming a Subsidiary or being merged with and into the Company or such Subsidiary, as the case may be, (y) the aggregate principal amount of Indebtedness outstanding under this clause (q) shall not exceed $50,000,000 in the aggregate and extensions, renewals, replacements and refinancings of any such Indebtedness so long as the principal amount (or accreted value, if applicable) of such extensions, renewals, replacements and refinancings does not exceed the principal (or accreted value, if applicable) of the Indebtedness being extended, renewed, replaced or refinanced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing; provided, further that, immediately after giving effect to such incurrence of Indebtedness pursuant to this clause (q), no Event of Default exists and the covenants in Section 6.10 would be met on a Pro Forma Basis.

SECTION 6.02   Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                Permitted Encumbrances;

(b)                any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof (plus any accrued but unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing);

(c)                any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged with and into the Company or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and (iv) such security interests secure Indebtedness permitted by clause (q) of Section 6.01, and extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof;

(d)                Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e)                Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in effect in the relevant jurisdiction), in each case covering only the items being collected upon;

(f)                 Liens representing any interest or title of a licensor, lessor, sublicensor or sublessor under any lease or license permitted by this Agreement (so long as any such Lien does not secure Indebtedness);

(g)                Liens attaching to commodity trading accounts or brokerage accounts incurred in the ordinary course of business;

(h)             pledges or deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(i)             Liens representing any interest of a licensee, lessee, sublicense or sublessee arising by virtue of being granted a license, sublease, sublicense or sublease (including the provision of software under an open source license) permitted by this Agreement (so long as any such Lien does not secure any Indebtedness);

(j)              Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)              Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;

(l)               Liens that are customary contractual liens (including rights of set-off and pledges) encumbering deposits and accounts and (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of any Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred by the Company or any Subsidiary in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(m)             Liens solely on cash earnest money deposits or deposits in connection with indemnity obligations made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement entered into in connection with any Acquisition by the Company or any Subsidiary permitted hereunder;

(n)             Liens arising from precautionary Uniform Commercial Code financing statement filings solely as a precautionary measure in connection with operating leases or consignment of goods;

(o)             Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto as permitted under Section 6.01(p);

(p)             customary Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds, all in favor of the provider of such services;

(q)             any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof;

(r)               Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Company or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(s)              Liens arising by operation of law under §1120 of the German Civil Code (Bürgerliches Gesetzbuch), under §369 of the German Commercial Code (Handelsgesetzbuch) or under similar provisions of Swiss law; and

(t)               Liens on assets of the Company and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness subject to such Liens does not exceed, at the time of the incurrence of such Indebtedness, 7.5% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)).

For purposes of this Section 6.02, Treasury Stock to the extent constituting Margin Stock shall be deemed not to be an asset of the Company and its Subsidiaries.

Notwithstanding the foregoing to the contrary, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any Material Intellectual Property to secure any Indebtedness.

SECTION 6.03   Fundamental Changes and Asset Sales.

(a)                The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person (including, in each case, pursuant to a Division), or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)               any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii)              any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Company must result in the Company as the surviving entity);

(iii)             any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party;

(iv)            the Company and its Subsidiaries may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (C) enter into licenses of technology in the ordinary course of business, and (D) make any other sales, transfers, leases or dispositions (including any Originator or SPV pursuant to a Permitted Receivables Transfer so long as the aggregate outstanding amount of all Permitted Securitization Indebtedness shall not at any time exceed the greater of (x) $200,000,000 and (y) 10% of Consolidated Tangible Assets, determined as of the end of the fiscal quarter immediately preceding such sale, lease or other disposition) that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (D) during any fiscal year of the Company, does not exceed, as of the time of making such sale, transfer, lease or disposition, 10% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a));

(v)                any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; or

(vi)              any Subsidiary which is not a Loan Party may merge with or consolidate into another Subsidiary which is not a Loan Party.

(b)              The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c)              The Company will not change its fiscal year from the basis in effect on the Effective Date.

For purposes of this Section 6.03, Treasury Stock to the extent constituting Margin Stock shall be deemed not to be an asset of the Company and its Subsidiaries.

SECTION 6.04   [Intentionally Omitted].

SECTION 6.05   Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual or reasonably forecasted exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06   Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable (taken as a whole) to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Wholly-Owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07; (d) loans or advances to employees not prohibited by the terms of this Agreement, (e) payroll, travel, moving and similar advances to cover matters not prohibited by the terms of this Agreement, (f) the payment of reasonable fees to, and the reimbursement of reasonable out-of-pocket expenses (to the extent incurred in any such Person’s capacity as a director) of, directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary, and compensation, severance and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or the Subsidiaries in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company’s board of directors (or a committee thereof) and (h) employment and severance arrangements or similar arrangements entered into in the ordinary course of business between any employee and the Company or any Subsidiary thereof.

SECTION 6.07   Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, (it being understood and agreed that the Company and the Subsidiaries shall be permitted to agree to pay or make a Restricted Payment, or incur any obligation (contingent or otherwise) to do so, so long as the actual payment or making of such Restricted Payment is contingent upon (x) receipt of the consent therefor (via a waiver or amendment to this Section 6.07) from the requisite number of Lenders in accordance with Section 9.03 or (y) the Commitments having expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document having been paid in full in cash, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (d) the Company and its Subsidiaries may make any other Restricted Payment (including without limitation the payment of dividends in cash with respect to its Equity Interests) so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto and the aggregate amount of such Restricted Payments does not exceed $50,000,000 during any fiscal year of the Company; provided that no such Dollar limitation shall apply if the Company has complied and remains in compliance with the Adjusted Covenant Requirement.

SECTION 6.08   Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (v) the foregoing shall not apply to restrictions on cash or other deposits imposed by customers of the Company or any Subsidiary under contracts entered into in the ordinary course of business, (vi) the foregoing shall not apply to restrictions (A) set forth in any instrument or agreement governing the terms of Indebtedness permitted under Section 6.01(q) or (B) that are binding on a non-Loan Party Subsidiary at the time such Person first becomes a Subsidiary or any assets acquired by a non-Loan Party Subsidiary at the time such assets are acquired, in the case of each of clauses (A) and (B), so long as such restrictions were not created in contemplation of such Person becoming a Subsidiary or the acquisition of such assets and apply only to the assets of such Subsidiary or such assets so acquired, as the case may be, (vii) the foregoing shall not apply to customary restrictions arising in connection with the incurrence of Indebtedness permitted under Section 6.01 by any Subsidiary that is not a Loan Party (except to the extent relating to the ability of any Subsidiary to create, incur or permit to exist any Lien upon any Material Intellectual Property), (viii) the forgoing shall not apply to restrictions under arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with government grants, financial aid, subsidies, tax holidays or other similar benefits or economic incentives (so long as such restrictions apply only to the assets of such Foreign Subsidiary) and (ix) the foregoing shall not apply to customary restrictions and conditions on then-market terms contained in the Term Loan Documents, the Existing Senior Note Purchase Documents, the Senior Note Purchase Documents or agreements relating to issuances of Indebtedness of one or more Loan Parties pursuant to a privately placed note offering to institutional investors with a maturity date that is no earlier than the Maturity Date.

SECTION 6.09   Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents. The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents (other than Subordinated Indebtedness permitted under Section 6.01(c) (“Subordinated Intercompany Indebtedness”), subject to the subordination terms applicable to such Subordinated Intercompany Indebtedness). Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions, renewals or refinancings thereof) (other than any such documents evidencing any Subordinated Intercompany Indebtedness, subject to the subordination terms applicable to such Subordinated Intercompany Indebtedness) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a)               increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b)             shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c)              shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d)              increases the rate of interest accruing on such Indebtedness;

(e)               provides for the payment of additional fees or increases existing fees;

(f)               amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Subsidiary or which is otherwise materially adverse to the Company, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Company or such Subsidiary or which requires the Company or such Subsidiary to comply with more restrictive financial ratios or which requires the Company to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g)              amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Company, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

SECTION 6.10   Financial Covenants.

(a)              Maximum Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after December 31, 2019, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00 (the “Stated Ratio”); provided, however, that, upon the election of the Company (which may be exercised not more than three (3) times during the term of this Agreement) following a Material Acquisition, the Company may increase the maximum Leverage Ratio by 0.50x above the Stated Ratio (the “Adjusted Leverage Ratio”), provided, further, that the Adjusted Leverage Ratio (i) shall step down by 0.25x after two (2) full fiscal quarters following the date of such Material Acquisition and (ii) shall return to the otherwise Stated Ratio after four (4) full fiscal quarters following the date of such Material Acquisition.

(b)              Minimum Interest Coverage Ratio. To the extent and for so long as any Loan Party is required to maintain a minimum interest coverage ratio under any Incorporated Interest Coverage Ratio Provision, the Company will not permit the interest coverage ratio required under any such Incorporated Interest Coverage Ratio Provision, determined as of the end of each of its fiscal quarters ending on and after December 31, 2019, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than the minimum interest coverage ratio required under any such Incorporated Interest Coverage Ratio Provision.

SECTION 6.11   Sanctions. Directly or indirectly, use the proceeds of any Credit Event, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any Sanctioned Person to the extent such activities or business would be prohibited by Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

SECTION 6.12   Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Event for any purpose which would breach any Anti-Corruption Laws.

ARTICLE VII

Events of Default

SECTION 7.01   Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)              any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable and in the currency required herein, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)              any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable and in the currency required hereunder, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)              any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)              (i) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to any Borrower’s existence), Section 5.08 or Section 5.10, in Article VI or in Article X or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Loan Party party thereto takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e)               any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f)                the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g)               any event or condition occurs that results in any Material Indebtedness becoming due and payable prior to its scheduled maturity or that enables or permits, in each case, after the applicable grace period, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, in any case, prior to its scheduled maturity; provided that this clause (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (for the avoidance of any doubt, Indebtedness that is repaid as a result of a refinancing thereof permitted by Section 6.01 shall not be deemed to have been due and payable for purposes of this clause (g)).

(h)              an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, except if a bankruptcy is declared (faillissement is uitgesproken) under the Dutch Bankruptcy Act (Faillissementswet), such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)               the Company or any Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)               the Company or any Subsidiary (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts (other than intercompany indebtedness which may be capitalized from time to time) as they become due;

(k)              without prejudice to the provisions of clauses (h) to (j) (each inclusive), any of the following occurs in respect of a German Subsidiary: (i) it is or admits to be, unable to pay its debts as they fall due (Zahlungsunfähigkeit) within the meaning of section 17 of the German Insolvency Code (Insolvenzordung), or it suspends (aussetzen) making payments on all or a material part of its debts or it announces an intention to do so or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or (ii) it is over-indebted (Überschuldung) within the meaning of section 19 of the German Insolvency Code (Insolvenzordung); or (iii) for any of the reasons set out in section 17 through 19 (inclusive) of the German Insolvency Code (Insolvenzordung), it files for insolvency in accordance with the German Insolvency Code (Antrag auf Eröffnung eines Insolvenzverfahrens) or its directors are required by law to file for insolvency; or (iv) a third party creditor files for insolvency against it unless the petition is frivolous or vexatious and is discharged or dismissed within 60 days of commencement or, if earlier, the date on which it is advertised; or (v) a competent court takes any of the actions set out in section 21 of the German Insolvency Code (Insolvenzordung) or a competent court institutes or rejects (for reason of insufficiency of its funds to implement such proceedings) insolvency proceedings against it (Eröffnung des Insolvenzverfahrens);

(l)                 without prejudice to the provisions of clauses (h) to (j) inclusive, any of the following occurs in respect of a Swiss Subsidiary: (i) it is deemed unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts or insolvent (zahlungsunfähig) under applicable law, (ii) it ceases or suspends making payments on any of its debts or announces any intention to do so (or is so deemed for the purposes of any law applicable to it) (Zahlungseinstellung), (iii) by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, (iv) it files a petition for the opening of bankruptcy proceedings because of insolvency (Zahlungsunfähigkeit) pursuant to Section 191(1) of the Swiss Federal Debt Enforcement and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs) or such bankruptcy is declared otherwise (Konkurseröffnung und Konkurs), or (v) its liabilities are not covered by its assets (overindebtedness) within the meaning of art. 725 para. 2 and art. 820 para. 1 of the Swiss Federal Code of Obligations (CO) (Überschuldung); (vi) composition with creditors (Nachlassverfahren) including in particular moratorium (Nachlassstundung) and proceedings regarding composition agreements (Nachlassvertrag) and emergency moratorium (Notstundung), (vii) proceedings regarding postponement of the opening of bankruptcy; (viii) moratorium proceedings pursuant to art. 725a or art. 820 para. 2 of the Swiss Code of Obligations (“CO”) and notification of the judge of a capital loss or over-indebtedness under these provisions Konkursaufschub / Gesellschaftsrechtliches Moratorium), or (X) dissolution/liquidation (Auflösung / Liquidation);

(m)             one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied or failed to acknowledge coverage thereof) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged or unpaid for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(n)               an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(o)               a Change in Control shall occur;

(p)              the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace or cure therein provided; or

(q)              any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Company, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Loan Party described in Sections 7.01(h) and 7.01(i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

SECTION 7.02   Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.01), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.21 and Section 2.25, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented out-of-pocket fees, charges and disbursements of outside counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders Bank (including reasonable and documented out-of-pocket fees, charges and disbursements of outside counsel to the respective Lenders and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and (ii) amounts owing under Banking Services Agreements and Guaranteed Hedge Agreements, ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Company or as otherwise required by Law.

ARTICLE VIII

The Administrative Agent

SECTION 8.01   Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and neither the Company nor any other Loan Party or Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02   [Reserved.]

SECTION 8.03   Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.04   Exculpatory Provisions.

(a)                The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable:

(i)                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)             shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger, or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(iv)              shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company or a Lender; and

(v)                shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)                Neither the Administrative Agent nor any of its Related Parties (other than any such Person’s obligations hereunder with respect to the Disqualified Institutions in its capacity as a Lender) shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

SECTION 8.05   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.06   Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.07   Resignation of Administrative Agent.

(a)                The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

SECTION 8.08   Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or such Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 8.09   No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger or any other agent or arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.10   Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.12 and Section 9.07) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12 and Section 9.07.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.11   Guaranteed Banking Services Agreements and Guaranteed Hedge Agreements. Except as otherwise expressly set forth herein, no Lender or any of its Affiliate that is party to a Banking Services Agreement or Guaranteed Hedge Agreement that obtains the benefit of the provisions of Section 7.02 or the Subsidiary Guaranty by virtue of the provisions hereof shall have any right to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Subsidiary Guaranty (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof of or the Subsidiary Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents (it being understood that Administrative Agent may take any and all action expressly specified in Section 8.12). Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Banking Services Agreements and Guaranteed Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a notice of such Guaranteed Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of such Lender, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Banking Services Agreements and Guaranteed Hedge Agreements in the case of a termination of this Agreement and the other Loan Documents. Each Lender hereby acknowledges and agrees (including on behalf of any of its Affiliates that may be a party to a Banking Services Agreement or Guaranteed Hedge Agreement) that (x) obligations of the Company or any of its Subsidiaries under any Banking Services Agreement or Guaranteed Hedge Agreement shall be guaranteed pursuant to the Subsidiary Guaranty only until such time as the Subsidiary Guaranty terminates pursuant to the terms thereof and (y) any release of Guarantors and/or Designated Borrowers effected in a manner not prohibited by this Agreement and the other Loan Documents shall not require the consent of holders of obligations under Banking Services Agreements or Guaranteed Hedge Agreements.

SECTION 8.12   Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 8.12.

SECTION 8.13   Lender Representations.

(a)                Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that:

(i)                 none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)             the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                no fee or other compensation is being paid directly to the Administrative Agent or the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)                The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, unused fees, arrangement fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01   Notices.

(a)                Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number as follows:

(i)                 if to any Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)               if to any other Lender, to it at its address, telecopy number, electronic mail address or telephone number set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. Except to the extent resulting from the gross negligence or willful misconduct of the Agent Parties (as determined by final, non-appealable judgement of a court of competent jurisdiction), in no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)                Change of Address, Etc. Each of the Borrowers and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

SECTION 9.02   Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03   Waivers; Amendments.

(a)                No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                Except pursuant to any fee letter entered into by the Company in connection with this Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) or Section 7.02, in each case, in a manner that would alter the pro rata sharing of payments or the order of priority of payments, as the case may be, required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release the Company or all or substantially all of the Subsidiary Guarantors from their obligations under Article X or the Subsidiary Guaranty, as applicable, without the written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any change to Section 2.25 shall require the consent of the Administrative Agent). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)                [Reserved.]

(d)                In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Company may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts payable to it hereunder (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued and unpaid interest and fees) or the Company (in the case of all other amounts), (c) such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.05(b), (d) such assignment does not conflict with applicable laws, and (e) the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(e)                Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.04   Expenses; Indemnity; Damage Waiver.

(a)                The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent and one additional counsel for all the Lenders (other than the Administrative Agent) and one additional counsel (for each affected class) in light of actual or potential conflicts of interest or the availability of different claims of defenses) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                The Borrowers shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing, (B) any material breach by any of them of the Loan Documents or (C) disputes between and among Indemnitees (not arising as a result of any act or omission by the Company or any of its Affiliates). This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrowers’ failure to pay any such amount shall not relieve the Borrowers of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)                To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) in the absence of willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable decision). To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.05   Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder or under any other Loan Document except in accordance with this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                (i) Subject to the conditions set forth in paragraph (b)(ii) and (b)(iii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) (the “New Lender”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (for the avoidance of doubt, no other consents shall be required):

(A)             the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)              the Administrative Agent.

(ii)               Assignments shall be subject to the following additional conditions:

(A)             Minimum Amounts.

(1)               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(ii)(A)(2) of this Section in the aggregate and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)               in any case not described in subsection (b)(ii)(A)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

(B)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D)             the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material nonpublic information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)              [Reserved]; and

(F)              in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.05(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons), (b) a Defaulting Lender, its subsidiaries or its Lender Parent, (c) the Company, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

(iii)             Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14(b), Section 2.16, Section 2.17 and Section 9.04) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)              The Administrative Agent, acting for this purpose solely as a non-fiduciary agent of each Borrower (and such agency shall be solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)                (i) Subject to clause (b)(iii) of Section 9.05, any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.03(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14(b), Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 and Section 2.19 as if it were an assignee under paragraph (b) of this Section.

(ii)               A Participant shall not be entitled to receive any greater payment under Section 2.14(b) or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, (i) each Lender shall be responsible for the indemnity under Section 9.04(c) without regard to the existence of any participation, and (ii) the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                Disqualified Institutions.

(i)                 No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)               If any assignment is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment, and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interest, rights and obligations under this Agreement and related Loan Documents to one or more Persons (other than an Ineligible Institution) satisfying the requirements of Section 9.05(b) that shall assume such obligations at the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided, that, (x) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.05(b), and (y) such assignment does not conflict with applicable laws.

(iii)             Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by or on behalf of the Loan Parties, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (I) not to vote on such Plan of Reorganization, (II) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (III) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).

(iv)              The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(v)                Neither the Administrative Agent nor its Related Parties (other than any such Person’s obligations hereunder with respect to the Disqualified Institutions in its capacity as a Lender) shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

(f)                 [Reserved.]

(g)                In addition to the other rights provided to Lenders under this Section 9.05, each Lender may without consulting with or obtaining consent from any Loan Party, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Loan Document to secure obligations of that Lender including, without limitation:

(i)                 any charge, assignment or other security to secure obligations to a federal reserve or central bank; and

(ii)               in the case of any Lender which is a fund, any charge, assignment or other security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or security shall:

(i)                 release a Lender from any of its obligations under the Loan Documents or substitute the beneficiary of the relevant charge, assignment or security for the Lender as a party to any of the Loan Documents; or

(ii)               require any payments to be made by a Loan Party other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Loan Documents;

and further provided that any such charge, assignment or other security shall provide that, upon any enforcement thereof, any resulting assignment, transfer or sub-participation of any such rights under the Loan Documents shall be made in accordance with this Section 9.05.

SECTION 9.06   Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments and the Loan Documents have not expired or terminated. The provisions of Section 2.14(b), Section 2.16, Section 2.17 and Section 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.07   Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.08   Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.08, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.09   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.25 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent and the Company a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent in writing promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.10   Governing Law; Jurisdiction; Consent to Service of Process.

(a)                GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                WAIVER OF VENUE. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                Waiver of Immunities. Each Loan Party, on behalf of itself and its Subsidiaries (and its and their respective process agents), and each such Person’s properties and revenues of any kind, hereby irrevocably agrees that, to the extent that such Loan Party or any of its Subsidiaries or any such Person’s properties or revenues has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, to enforce or collect upon the Obligations, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property or revenues from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, each Loan Party, on behalf of itself and its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 9.10(e) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 (U.S.) and other applicable Law and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act of 1976 (U.S.) and such other applicable Law.

SECTION 9.11   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12   Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13   Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need to know basis to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, in any case, other than to a Disqualified Institution (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f) so long as such Person is not listed on such DQ List) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the written consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or otherwise requested in writing to be held confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 9.14   USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.15   Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.16   No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party, and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders and their Affiliates, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Arranger, any Lender nor any of their Affiliates has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17   [Reserved.]

SECTION 9.18   Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.19   Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)                As used in this Section 9.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.20   Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.05 (subject to the terms of Section 2.18(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.18(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to them and as authorized by the Required Lenders.

SECTION 9.21   Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.22   ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

ARTICLE X

Cross-Guarantee

SECTION 10.01    Cross Guarantee. In order to induce the Lenders to extend credit to the other Borrowers hereunder, but subject to the limitations set forth in this Article X, each Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, irrespective of the validity of the Obligations, waiving all rights of objection and defense arising from the Obligations, the payment when and as due of the Obligations of the other Borrowers, the other Loan Parties and their Subsidiaries (collectively, the “Obligors”). Each Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Obligor under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Obligor or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Obligor or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, any Guaranteed Hedge Agreement, any Banking Services Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Obligor or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.

Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Obligor or any other Person.

The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

Each Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent or any Lender (or any of its Affiliates) upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise (including pursuant to any settlement entered into by a holder of Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Obligor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. Each Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than the Administrative Agent’s Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, disadvantageous to the Administrative Agent or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Obligation in Dollars (based upon the applicable Spot Rate in effect on the date of payment) at such Administrative Agent’s Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any other Obligor arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Obligor to the Administrative Agent and the Lenders.

Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of the Obligations.

The Company hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Subsidiary Guarantor to honor all of its obligations under the Subsidiary Guaranty in respect of Specified Swap Obligations (provided, however, that the Company shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Company intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRUKER CORPORATION,
as the Company

By:	/s/ Gerald Herman
Name: Gerald Herman
Title: Vice President and Chief Financial Officer

[Signature Page to Term Loan Agreement]

BANK OF AMERICA, N.A., individually as a Lender, and as Administrative Agent

By:	/s/ Linda E. C. Alto
Name: Linda E. C. Alto
Title: Senior Vice President

[Signature Page to Term Loan Agreement]

TD BANK, N.A., individually as a Lender

By:	/s/ Matthew Waszmer
Name: Matthew Waszmer
Title: Senior Vice President

[Signature Page to Term Loan Agreement]

SCHEDULES TO TERM LOAN AGREEMENT

December 11, 2019

These schedules and all attachments hereto (each of which is incorporated herein by this reference) constitutes the “Schedules” to that certain Term Loan Agreement, dated as of December 11, 2019, between Bruker Corporation, the Designated Borrowers, the Lenders and Bank of America, N.A., as Administrative Agent (the “Term Loan Agreement”).

Unless the context otherwise requires, all capitalized terms used in these Schedules shall have the respective meanings assigned to them in the Term Loan Agreement. These Schedules are qualified in their entirety by reference to specific provisions of the Term Loan Agreement, and are not intended to constitute, and shall not be construed as constituting representations or warranties of the parties except as and to the extent provided in the Term Loan Agreement. References to or descriptions of any document herein do not purport to be complete and are qualified in entirety by the document itself.

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$275,000,000	91.666666667%
TD Bank, N.A.	$25,000,000	8.333333333%
TOTAL:	$300,000,000	100.000000000%

SCHEDULE 3.01

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership/Class of Equity Interest	Subsidiary Guarantor	Material Domestic Subsidiary
Bruker Energy & Supercon Technologies, Inc.	Delaware, U.S.A.	100% of common stock owned by Bruker Corporation	No
Bruker AXS LLC	Delaware, U.S.A.	100% of membership interests owned by Bruker Corporation	Yes	X
Bruker BioSpin Corporation	Massachusetts, U.S.A.	100% of common stock owned by Bruker Corporation	Yes	X
Bruker Scientific LLC (formerly known as Bruker Optics Inc.)	Delaware, U.S.A.	100% of membership interests owned by Bruker Corporation	Yes	X
Bruker HTS GmbH	Germany	100% of ordinary shares owned by Bruker Energy & Supercon Technologies, Inc.	No
Hydrostatic Extrusions Ltd.	United Kingdom	100% of common stock owned by Bruker Energy & Supercon Technologies, Inc.	No
Bruker OST LLC	Delaware, U.S.A.	100% of membership interests owned by Bruker Energy & Supercon Technologies, Inc.	No

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership/Class of Equity Interest	Subsidiary Guarantor	Material Domestic Subsidiary
Bruker Advanced Supercon GmbH	Germany	100% of ordinary shares owned by Bruker HTS GmbH	No
Bruker EAS GmbH	Germany	100% of ordinary shares owned by Bruker HTS GmbH	No
RI Research Instruments GmbH	Germany	51% of ordinary shares owned by Bruker Energy & Supercon Technologies, Inc.	No
Bruker AXS GmbH	Germany	90% of ordinary shares owned by Bruker AXS LLC and 10% of ordinary shares owned by Bruker Corporation	No
Bruker AXS Handheld Inc.	Delaware, U.S.A.	100% of common stock owned by Bruker AXS LLC	No
Bruker Nano, Inc.	Arizona, United States	100% of common stock owned by Bruker AXS LLC	Yes	X
Vutara LLC	Delaware, U.S.A.	100% of membership interests owned by Bruker Nano, Inc.	No
Anasys Instruments Corp.	Delaware, U.S.A.	100% of common stock owned by Bruker Nano, Inc.	No
Bruker Austria GmbH	Austria	100% of ordinary shares owned by Bruker AXS GmbH	No

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership/Class of Equity Interest	Subsidiary Guarantor	Material Domestic Subsidiary
Bruker Singapore Pte Ltd	Singapore	100% of common stock owned by Bruker Invest AG	No
Bruker do Brasil Ltda.	Brazil	100% of common stock owned by Bruker AXS GmbH	No
Bruker Mexicana S.A. de C.V.	Mexico	99.99% of common stock owned by Bruker AXS GmbH and 0.01% of common stock owned by Bruker AXS LLC	No
Bruker Polska Sp. Z.o.o.	Poland	100% of membership interests owned by Bruker AXS GmbH	No
Bruker South Africa (Pty) Ltd.	South Africa	100% of common stock owned by Bruker AXS GmbH	No
InCoaTec GmbH	Germany	66% of ordinary shares owned by Bruker AXS GmbH	No
Bruker Nano GmbH	Germany	100% of ordinary shares owned by Bruker AXS GmbH	No
JPK Instruments USA, Inc.	California, U.S.A.	100% of membership interests of common stock owned by Bruker Nano GmbH	No
JPK Instruments Limited	United Kingdom	100% of common stock owned by Bruker Nano GmbH	No

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership/Class of Equity Interest	Subsidiary Guarantor	Material Domestic Subsidiary
Bruker Invest AG	Switzerland	90% of ordinary registered shares owned by Bruker BioSpin Corp. and 10% of ordinary registered shares owned by Bruker Corporation	No
Bruker Switzerland AG	Switzerland	100% of ordinary registered shares owned by Bruker Invest AG	No
Mestrelab Research S.L.	Spain	50.998% of membership interests owned by Bruker Switzerland AG	No
PMOD Technologies LLC	Switzerland	100% of membership interests owned by Bruker Switzerland AG	No
Agapetus GmbH	Austria	100% of ordinary shares owned by Bruker Switzerland AG	No
Alicona Imaging GmbH	Austria	100% of ordinary shares owned by Agapetus GmbH	No
Alicona Corporation	Delaware, U.S.A.	100% of membership interests owned by Alicona Imaging GmbH	No
Alicona GmbH	Germany	100% of ordinary shares owned by Alicona Imaging GmbH	No

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership/Class of Equity Interest	Subsidiary Guarantor	Material Domestic Subsidiary
Alicona UK Limited	United Kingdom	100% of common stock owned by Alicona Imaging GmbH	No
Alicona s.r.l.	Italy	100% of membership interests owned by Alicona Imaging GmbH	No
Bruker Espanola S.A.	Spain	100% of common stock owned by Bruker Invest AG	No
Bruker Japan K.K.	Japan	100% of common stock owned by Bruker Invest AG	No
Bruker Korea Co. Ltd.	Korea	100% of common stock owned by Bruker Invest AG	No
Bruker BioSpin MRI GmbH	Germany	100% of ordinary shares owned by Bruker Invest AG	No
Bruker MicroCT N.V. (38)	Belgium	99.99% of common stock owned by Bruker Invest AG and .01% of common stock owned by Bruker Switzerland AG	No
Luxendo GmbH	Germany	100% of ordinary shares owned by Bruker Invest AG	No
Bruker Nederland B.V.	Netherlands	100% of membership interests owned by Bruker Invest AG	No
Bruker Ltd.	Canada	100% of common stock owned by Bruker Invest AG	No

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership/Class of Equity Interest	Subsidiary Guarantor	Material Domestic Subsidiary
Bruker UK Ltd.	United Kingdom	100% of common stock owned by Bruker Invest AG	No
Bruker AXS Ltd.	United Kingdom	50% of common stock owned by Bruker UK Ltd. and 50% of common stock owned by Bruker Invest AG	No
Bruker JV UK Ltd.	United Kingdom	100% of common stock owned by Bruker UK Ltd.	No
Bruker France S.A.S.	France	100% of ordinary shares owned by Bruker Invest AG	No
Bruker Belgium S.A./N.V.	Belgium	99.99% of common stock owned by Bruker Invest AG and .01% of common stock owned by Bruker BioSpin AG	No
Bruker Turkey Teknolojik Sistemler Ticaret Ltd. Sirketi	Turkey	99.74% of common stock owned by Bruker Invest AG and .26% of common stock owned by Bruker Switzerland AG	No
Bruker Italia S.r.l.	Italy	100% of membership interests owned by Bruker Invest AG	No
XGLabs S.r.l.	Italy	100% of membership interests owned by Bruker Italia S.r.l.	No

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership/Class of Equity Interest	Subsidiary Guarantor	Material Domestic Subsidiary
Bruker Portugal Unipessoal Lda.	Portugal	100% of common stock owned by Bruker Invest AG	No
Bruker Scientific Israel Ltd.	Israel	100% of common stock owned by Bruker Invest AG	No
Bruker Technologies Ltd.	Israel	100% of common stock owned by Bruker Scientific Israel Ltd.	No
Bruker (Beijing) Scientific Technology Co., Ltd.	China	100% of common stock owned by Bruker Singapore Pte. Ltd.	No
Bruker (Malaysia) SDN BHD	Malaysia	100% of membership interests owned by Bruker Invest AG	No
Bruker Ltd.	Russia	100% of common stock owned by Bruker Invest AG	No
Bruker India Scientific PVT, Ltd.	India	73.59% of common stock owned by Bruker Invest AG, 6.53% of common stock owned by Bruker Daltonik GmbH and 19.88% of common stock owned by Bruker AXS GmbH	No
Bruker PTY Ltd.	Australia	100% of common stock owned by Bruker Invest AG	No

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership/Class of Equity Interest	Subsidiary Guarantor	Material Domestic Subsidiary
Bruker Physik GmbH	Germany	50.5% of ordinary shares owned by Bruker BioSpin Corporation, 24.75% of ordinary shares owned by Bruker Daltonik GmbH and 24.75% of ordinary shares owned by Bruker Optik GmbH	No
Bruker BioSpin GmbH	Germany	100% of ordinary shares owned by Bruker Physik GmbH	No
Bruker Daltonik GmbH	Germany	90% of ordinary shares owned by Bruker Scientific LLC and 10% of ordinary shares owned by Bruker Corporation	No
Bruker Taiwan Co. Ltd.	Taiwan	100% of common stock owned by Bruker Scientific LLC	No
Bruker Daltonics Pty Ltd.	South Africa	100% of common stock owned by Bruker Scientific LLC	No
Bruker Finance B.V.	Netherlands	100% of membership interests owned by Bruker Scientific LLC	No
Bruker Daltonics Ltd.	United Kingdom	100% of common stock owned by Bruker Scientific LLC	No

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership/Class of Equity Interest	Subsidiary Guarantor	Material Domestic Subsidiary
Bruker Daltonics s.r.l.	Italy	100% of membership interests owned by Bruker Scientific LLC	No
Bruker Detection Corporation	Massachusetts, U.S.A.	100% of common stock owned by Bruker Scientific LLC	No
Bruker Nordic AB	Sweden	100% of membership interests wned by Bruker Scientific LLC	No
Hain LifeScience GmbH	Germany	80% of ordinary shares owned by Bruker Daltonik GmbH	No
Hain LifeScience E.A. Ltd.	Kenya	100% of membership interests owned by Hain LifeScience GmbH	No
Hain LifeScience Spain S.L.	Spain	100% of membership interests owned by Hain LifeScience GmbH	No
Hain Lifescience Solutions (pty) Ltd.	South Africa	100% of common stock owned by Hain LifeScience GmbH	No
Biocentra AS	Norway	100% of membership interests owned by Hain LifeScience GmbH	No
Hain LifeScience UK Ltd.	United Kingdom	100% of common stock owned by Hain LifeScience GmbH	No

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership/Class of Equity Interest	Subsidiary Guarantor	Material Domestic Subsidiary
SAS Biocentric	France	100% of ordinary shares owned by Hain LifeScience GmbH	No
Hain LifeScience S.A. Pty. Ltd.	South Africa	100% of common stock owned by Hain LifeScience GmbH	No
Advanced Diagnostic Solutions Pty Ltd.	South Africa	50% of common stock owned by Hain LifeScience GmbH and 50% of common stock owned by Hain LifeScience S.A. Pty. Ltd.	No
Bruker Business Support Center sp. Z.o.o.	Poland	100% of membership interests owned by Bruker Finance B.V.	No
Bruker s.r.o.	Czech Republic	100% of membership interests owned by Bruker Daltonik GmbH	No
Merlin Diagnostika GmbH	Germany	100% of ordinary shares owned by Bruker Daltonik GmbH	No
InVivo Biotech Svs GmbH	Germany	100% of ordinary shares owned by Bruker Daltonik GmbH	No
Bruker Optik GmbH	Germany	100% of ordinary shares owned by Bruker Scientific LLC	No

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership/Class of Equity Interest	Subsidiary Guarantor	Material Domestic Subsidiary
Bruker Scientific Instruments Hong Kong Co. Ltd.	China	100% of common stock owned by Bruker Invest AG	No

The following is a list of options, warrants or other rights of any Person to acquire, or obligations of the Company or any Subsidiary to issue, any shares of any class of capital stock or other equity interests of the Company or any Subsidiary:

•	Pursuant to the Bruker Corporation 2001 Stock Option Plan, the Company is authorized to grant Company directors, officers and employees up to 12,000,000 options to purchase shares of the Company’s common stock or grant restricted shares of the Company’s common stock.

•	Pursuant to the Bruker Corporation 2010 Incentive Compensation Plan, the Company is authorized to grant Company directors, officers and employees up to 1,178,778 options to purchase shares of the Company’s common stock or grant restricted shares of the Company’s common stock.

•	Pursuant to the Bruker Corporation 2016 Incentive Compensation Plan, the Company is authorized to grant of awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance shares and performance units, as well as cash-based awards, and to issue up to 9,500,000 shares of the Company’s common stock to Company directors, officers and employees.

•	Pursuant to the Agreement and Plan of Merger dated as of December 6, 2016 (the “Agreement and Plan of Merger”) by and among the Company and Active Spectrum, Inc., the Company may be required, subject to satisfaction of certain performance conditions set forth in the Agreement and Plan of Merger, to issue shares of its common stock to the former stockholders of Active Spectrum, Inc., in an aggregate value equal to approximately $200,000.

EXHIBIT G

SUBSIDIARY GUARANTY

[see attached]

GUARANTY

THIS GUARANTY (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of December 11, 2019, by and among each of the undersigned Subsidiaries (the “Initial Guarantors” and along with any additional Subsidiaries of the Company which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Guaranteed Obligations (as defined below), under the Term Loan Agreement referred to below.

WITNESSETH:

WHEREAS, Bruker Corporation, a Delaware corporation (the “Company”), certain subsidiaries of the Company party thereto as a borrower (each a “Designated Borrower”, and, together with the Company, the “Borrowers”), the institutions from time to time parties thereto as lenders (the “Lenders”), and Bank of America, N.A., as administrative agent (the “Administrative Agent”) have entered into a certain Term Loan Agreement dated as of December 11, 2019 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Term Loan Agreement”);

WHEREAS, the Term Loan Agreement, among other things, provides, subject to the terms and conditions thereof, for extensions from time to time of credit and other financial accommodations by the Lenders to the Borrowers;

WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Term Loan Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Company required to execute this Guaranty pursuant to the Term Loan Agreement, including pursuant to Section 5.10 of the Term Loan Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Obligations; and

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrowers have provided, and such direct and indirect financial and other support as the Borrowers may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Term Loan Agreement, each of the Guarantors is willing to guarantee the Obligations as set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.      Definitions. Terms defined in the Term Loan Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

SECTION 2.      Representations, Warranties and Covenants. Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed at the time of the making, conversion or continuation of any Loan) that:

(A)             It is a corporation, partnership, limited liability company or other corporate entity duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation, organization or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

(B)              It (to the extent applicable) has the requisite power and authority and legal right and/or has taken all necessary corporate or other action to execute and deliver this Guaranty and to perform its respective obligations hereunder. The execution and delivery by each Guarantor of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, respectively, enforceable against such Guarantor, respectively, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, capital maintenance requirements or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(C)              Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof will (i) (a) violate any order of any Governmental Authority, (b) violate in any material respect any applicable law or regulation, or (c) contravene its articles or certificate of incorporation (or equivalent charter documents), limited liability company or partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, (ii) conflict in any material respect with, or constitute a material default under any indenture, instrument or other agreement binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment (other than a payment contemplated by the Loan Documents) to be made by the Company or any of its Subsidiaries or (iii) result in the creation or imposition of any Lien on any assets of the Company or any of its Subsidiaries (except as provided in the Loan Documents). No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.

In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Term Loan Agreement or any amount payable under the Term Loan Agreement or any other Guaranteed Obligations shall remain unpaid, it will, and, if necessary, will enable each of the Borrowers to, fully comply with those covenants and agreements of such Borrower applicable to such Guarantor set forth in the Term Loan Agreement.

SECTION 3.      Guaranty. Each of the Guarantors hereby unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as primary obligor and not merely as a surety, irrespective of the validity of the Obligations, waiving all rights of objection and defense arising from the Obligations, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to any Borrower pursuant to the Term Loan Agreement, (ii) all obligations of any Borrower or any Subsidiary owing to any Lender or any affiliate of any Lender under any Guaranteed Hedge Agreement or Banking Services Agreement, (iv) all other amounts payable by any Borrower or any of its Subsidiaries under the Term Loan Agreement, any Guaranteed Hedge Agreement, any Banking Services Agreement and the other Loan Documents and (v) the punctual and faithful performance, keeping, observance, and fulfillment by any Borrower or any other Loan Party of all of the agreements, conditions, covenants, and obligations of such Loan Party contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations” and the holders from time to time of the Guaranteed Obligations being referred to collectively as the “Holders of Guaranteed Obligations”). Upon (x) the failure by any Loan Party or any of its Affiliates, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Term Loan Agreement, any Guaranteed Hedge Agreement, any Banking Services Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

Notwithstanding any limitation on liability set forth herein to the contrary, if the Guaranteed Obligations are made subject to a debt restructuring arrangement between a country and its creditors or creditors of persons or entities of such country, and as a result thereof any Holder of Guaranteed Obligations and other credit facilities to such country, persons or entities of such country, shall agree to provide any new credit facilities, each Guarantor shall fund (and be the beneficial owner of) that amount of such new credit facilities which is calculated by (i) dividing the face value of such Guaranteed Obligations by the aggregate amount of the Holder of Guaranteed Obligations’ credit facilities made part of the restructuring arrangement and (ii) multiplying the result by the amount of such new credit facilities. Each Guarantor agrees to execute and deliver such documents and take such actions as may reasonably be requested by the Administrative Agent to effect the purposes of this paragraph. Each Holder of Guaranteed Obligations agrees to provide each Guarantor with copies of the relevant documents governing its participation in the restructuring arrangement and new credit facilities and shall provide such Guarantor with the basis on which it has calculated such Guarantor’s portion of such new credit facilities, which calculations shall be conclusive absent manifest error.

SECTION 4.      Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(A)             any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B)              any modification or amendment of or supplement to the Term Loan Agreement, any other Loan Document, any Guaranteed Hedge Agreement or any Banking Services Agreement, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations;

(C)              any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(D)             any change in the corporate, partnership or other existence, structure or ownership of any Borrower, any other Loan Party, any Subsidiary or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any such Borrower, other Loan Party, Subsidiary or other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of such Person of any of the Guaranteed Obligations;

(E)              the existence of any claim, setoff or other rights which the Guarantors may have at any time against any Borrower, any other Loan Party, any Subsidiary or any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Guaranteed Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F)              the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower, any other Loan Party, any Subsidiary or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Term Loan Agreement, any Guaranteed Hedge Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower, other Loan Party, Subsidiary or other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(G)             the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H)             the election by, or on behalf of, any one or more of the Holders of Guaranteed Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(I)                any borrowing or grant of a security interest by any Borrower, any other Loan Party or any Subsidiary, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(J)                the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders of Guaranteed Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(K)             the failure of any Person to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(L)              any other act or omission to act or delay of any kind by any Borrower, any other Loan Party, any Subsidiary or any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Guaranteed Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder except as provided in Section 5.

Without limiting the foregoing, each Guarantor consents and agrees that any Holder of the Guaranteed Obligations may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Holder of the Guaranteed Obligations in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

SECTION 5.      Continuing Guaranty; Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall constitute a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash and the Commitments under the Term Loan Agreement shall have terminated. If at any time any payment of the principal of or interest on any Guaranteed Obligation, including any Loan or any other amount payable by any Borrower, any Subsidiary or any other party under the Term Loan Agreement, any Guaranteed Hedge Agreement, any Banking Services Agreement or any other Loan Document (including a payment effected through exercise of a right of setoff) is rescinded, or is or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party, any Subsidiary or otherwise (including pursuant to any settlement entered into by a Holder of Guaranteed Obligations in its discretion), each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency (the “Original Currency”) no longer exists or the relevant Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations. The obligations hereunder shall not be affected by any acts of any legislative body or governmental authority affecting the Loan Parties, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Loan Party’s property, or by economic, political, regulatory or other events in the countries where a Loan Party is located. The provisions of this Section 5 shall survive the termination of this Guaranty and the repayment in full of the Guaranteed Obligations and the termination of the Aggregate Commitments.

SECTION 6.      General Waivers; Additional Waivers.

(A)             General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other Loan Party, any Subsidiary or any other guarantor of the Guaranteed Obligations, or any other Person.

(B)              Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i)                 any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii)              (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents, the Guaranteed Hedge Agreements or the Banking Services Agreements or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of Administrative Agent and Holders of Guaranteed Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of any Borrower or any other Person or of any other fact that might increase such Guarantor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;

(iii)            its right, if any, to require the Administrative Agent and the other Holders of Guaranteed Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Guaranteed Obligations has or may have against, the other Guarantors or any third party, or against any collateral security provided by the Loan Parties, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and paid in full in cash) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv)             (a) any rights to assert against the Administrative Agent and the other Holders of Guaranteed Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Holders of Guaranteed Obligations; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and paid in full in cash), and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Holders of Guaranteed Obligations’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Holders of Guaranteed Obligations of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Holders of Guaranteed Obligations by operation of law as a result of the Administrative Agent’s and the other Holders of Guaranteed Obligations’ intervention or omission; or the acceptance by the Administrative Agent and the other Holders of Guaranteed Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and

(v)               any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Holders of Guaranteed Obligations; or (b) any election by the Administrative Agent and the other Holders of Guaranteed Obligations under Section 1111(b) of the Bankruptcy Code, to limit the amount of, or any collateral securing, its claim against the Guarantors.

Notwithstanding anything to the contrary set forth in this Guaranty and subject to Section 7 below, no Guarantor shall waive any rights it may have (in particular but not limited to any right for reimbursement and/or indemnity) against any of its direct or indirect shareholders.

SECTION 7.      Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A)             Subordination of Subrogation. Until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations, (ii) waive any right to enforce any remedy which the Holders of Guaranteed Obligations or the Administrative Agent now have or may hereafter have against any Borrower, any other Loan Party, any Subsidiary, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and (iii) waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Guaranteed Obligations and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of any Borrower to the Holders of Guaranteed Obligations. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (i) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (ii) waives any and all defenses available to a surety, guarantor or accommodation co-obligor, in each case, until the Guaranteed Obligations are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Guaranteed Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Guaranteed Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

(B)              Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against any Borrower or any other Loan Party hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Guaranteed Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any Guaranteed Hedge Agreement or any Banking Services Agreement have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among any Borrower and the Holders of Guaranteed Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Guaranteed Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Guaranteed Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Guaranteed Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor hereby appoints the Administrative Agent the true and lawful attorney-in-fact of such Guarantor solely for the purpose of carrying out the foregoing provisions of this Guaranty and taking any action and executing any instrument that the Administrative Agent reasonably may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest and shall terminate upon the indefeasible payment in full in cash of the Guaranteed Obligations and the termination of Aggregate Commitments and the Loan Documents and all financing arrangements pursuant to any Loan Document, any Guaranteed Hedge Agreement or any Banking Services Agreement. Each Guarantor agrees that until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among any Borrower and the Holders of Guaranteed Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent or another Guarantor) any claim any such Guarantor has or may have against any Obligor.

(C)              The provisions of this Section 7 shall survive the termination of this Guaranty and the repayment in full of the Guaranteed Obligations and the termination of the Aggregate Commitments.

SECTION 8.      Contribution with Respect to Guaranteed Obligations.

(A)             To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Aggregate Commitments and the Loan Documents, the Guaranteed Hedge Agreements and the Banking Services Agreements, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(B)              As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(C)              This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D)             The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(E)              The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Aggregate Commitments and the Loan Documents, the Guaranteed Hedge Agreements and the Banking Services Agreements.

SECTION 9.      Limitation of Guaranty. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.  Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower or other Person under the Term Loan Agreement, any Guaranteed Hedge Agreement, any Banking Services Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrower or other Person, all such amounts otherwise subject to acceleration under the terms of the Term Loan Agreement, any Guaranteed Hedge Agreement, any Banking Services Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 11.  Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 9.01 of the Term Loan Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor, in care of the Company at the address, facsimile number, electronic mail address or telephone number of the Company set forth in the Term Loan Agreement or such other address, facsimile number, electronic mail address or telephone number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Section 9.01 of the Term Loan Agreement.

SECTION 12.  No Waivers. No failure or delay by the Administrative Agent or any other Holder of Guaranteed Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Term Loan Agreement, any Guaranteed Hedge Agreement, any Banking Services Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 13.  Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Holders of Guaranteed Obligations and their respective successors and permitted assigns; provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section 13 shall be null and void; and in the event of an assignment of any amounts payable under the Term Loan Agreement, any Guaranteed Hedge Agreement, any Banking Services Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

SECTION 14.  Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent with the consent of the Required Lenders under the Term Loan Agreement.

SECTION 15.  GOVERNING LAW. THIS GUARANTY AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 16.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.

(A)             CONSENT TO JURISDICTION. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(B)              EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(C)              EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(D)             WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(E)              Each Guarantor, on behalf of itself and its Subsidiaries (and its and their respective process agents), and each such Person’s properties and revenues of any kind, hereby irrevocably agrees that, to the extent that such Person or any of its Subsidiaries or any such Person’s properties or revenues has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, to enforce or collect upon the Guaranteed Obligations, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property or revenues from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, each Guarantor, on behalf of itself and its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 16(E) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 (U.S.) and other applicable Law and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act of 1976 (U.S.) and such other applicable Law.

SECTION 17.  No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 18.  Taxes, Expenses of Enforcement, etc.

(A)             Taxes.

(i)                 All payments by any Guarantor to or for the account of any Lender, the Administrative Agent or any other Holder of Guaranteed Obligations hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes and shall, for the avoidance of doubt, be subject to the applicable provisions of the Term Loan Agreement, including, but not limited to, Section 2.17 thereof. If any Guarantor shall be required by law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, the Administrative Agent or any other Holder of Guaranteed Obligations, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 18(A)) such Lender, the Administrative Agent or any other Holder of Guaranteed Obligations (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Guarantor shall make such deductions, (c) such Guarantor shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Guarantor shall furnish to the Administrative Agent a copy of a receipt evidencing payment thereof as soon as practicable after such payment is made.

(ii)              In addition, the Guarantors hereby agree to pay any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes and any other excise or property Taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Guaranty or any other Loan Document (“Other Taxes”). For the avoidance of doubt, each applicable Guarantor shall be entitled to deduct and withhold from any payment under this Guaranty the amount of any Excluded Taxes required to be deducted and withheld under applicable law.

(iii)            The Guarantors hereby agree to indemnify the Administrative Agent, each Lender and any other Holder of Guaranteed Obligations for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed on amounts payable under this Section 18(A)) paid or payable by, or required to be deducted or withheld from any payment to, the Administrative Agent, such Lender or such other Holder of Guaranteed Obligations and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Guarantor by any Lender, the Administrative Agent or any other Holder of Guaranteed Obligations shall be conclusive absent manifest error. Payments due under this indemnification shall be made within ten (10) days of the date the Administrative Agent, such Lender or such other Holder of Guaranteed Obligations makes written demand therefor.

(iv)             By accepting the benefits hereof, each Foreign Lender agrees that it will comply with Section 2.17(e) of the Term Loan Agreement.

(v)               The provisions of this Section 18(A) shall survive the termination of this Guaranty and the repayment in full of the Guaranteed Obligations and the termination of the Aggregate Commitments.

(B)              Expenses of Enforcement, Etc. The Guarantors agree to reimburse the Administrative Agent and the other Holders of Guaranteed Obligations for any reasonable and documented costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of outside counsel for the Administrative Agent and the other Holders of Guaranteed Obligations) paid or incurred by the Administrative Agent or any other Holder of Guaranteed Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty.

SECTION 19.  Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Guaranteed Obligations (including the Administrative Agent) may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Term Loan Agreement toward the payment of all or any part of the Guaranteed Obligations then due and payable (i) any indebtedness due or to become due from such Holder of Guaranteed Obligations or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Guaranteed Obligations (including the Administrative Agent) or any of their respective affiliates.

SECTION 20.  Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each of the Borrowers, the other Loan Parties, the Subsidiaries and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Guaranteed Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Guaranteed Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Guaranteed Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Guaranteed Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 21.  Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 22.  Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Guaranteed Obligations (including the Administrative Agent).

SECTION 23.  Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 24.   Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due to any Holder of Guaranteed Obligations hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Holder of Guaranteed Obligations of any sum adjudged to be so due in such other currency such Holder of Guaranteed Obligations may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Holder of Guaranteed Obligations, as the case may be, in the specified currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder of Guaranteed Obligations against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Holder of Guaranteed Obligations in the specified currency and (b) any amounts shared with other Holders of Guaranteed Obligations as a result of allocations of such excess as a disproportionate payment to such Person under Section 2.18 of the Credit Agreement, such Holder of Guaranteed Obligations agrees to remit such excess to such Guarantor.

SECTION 25.   Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 25 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 25 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 25 constitute, and this Section 25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1(a)(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 26.   Acknowledgement Regarding Any Supported QFCs. To the extent that this Guaranty provides support for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd- Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Guaranty and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(A)             In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Guaranty that apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Guaranty were governed by the laws of the United States or a state of the United States.

(B)              As used in this Section 26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

SECTION 27.   Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Guaranty and the transactions contemplated hereby shall be deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Remainder of Page Intentionally Blank.

IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

Bruker Scientific LLC

By	/s/ Kristin Caplice
Name: Kristin Caplice
Title: Manager

Bruker BioSpin Corporation

By	/s/ Gerald Herman
Name: Gerald Herman
Title: Assistant Treasurer

Bruker AXS LLC

By	/s/ Gerald Herman
Name: Gerald Herman
Title: Manager

Bruker Nano, Inc.

By	/s/ Gerald Herman
Name: Gerald Herman
Title: Treasurer

[Signature Page to Guaranty]

Acknowledged and Agreed

As of the date first written above:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:	/s/ Anthony W. Kell
Name: Anthony W. Kell
Title: Vice President

ANNEX I

SUPPLEMENT TO GUARANTY

Reference is hereby made to the Guaranty (the “Guaranty”) made as of December 11, 2019, by and among, initially, Bruker Nano, Inc., an Arizona corporation, Bruker AXS LLC, a Delaware limited liability company, Bruker Scientific LLC, a Delaware limited liability company and Bruker BioSpin Corporation, a Massachusetts corporation (collectively, the “Initial Guarantors” and along with any additional Subsidiaries of the Company, which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Guaranteed Obligations, under the Term Loan Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] (a) agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto and (b) hereby unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as primary obligor and not merely as a surety, irrespective of the validity of the Obligations, waiving all rights of objection and defense arising from the Obligations, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Guaranteed Obligations. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

THIS SUPPLEMENT TO GUARANTY AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT TO GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

THE PROVISIONS SET FORTH IN SECTION 16 OF THE GUARANTY ARE INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this [______] day of [________], 20[___].

[NAME OF NEW GUARANTOR]

By:
Its: